                                                                  Exhibit (c)(4)
                                   ASSIGNMENT


          Reference is made to the Acquisition Agreement dated as of February 17, 1997 between Marriott International, Inc. ("Parent") and Renaissance Hotel Group N.V. (as amended from time to time, the "Acquisition Agreement") and the Shareholder Agreement (as amended from time to time, the "Shareholder Agreement") dated as of February 17, 1997 between Parent and Diamant Hotel Investments N.V.

          Parent may assign its rights and delegate its obligations under the Acquisition Agreement pursuant to Section 8.4 thereof and Parent may assign its rights and delegate its obligations under the Shareholder Agreement pursuant to
Section 12(d) thereof; provided, however, that such assignment and delegation shall not relieve Parent of its obligations under either such agreement.

          Parent has formed Marriott RHG Acquisition B.V., a Netherlands private limited liability company (the "Acquisition Sub"). Acquisition Sub is an indirect wholly-owned subsidiary of Parent.

          Parent hereby assigns its rights and delegates its obligations under the Acquisition Agreement and the Shareholder Agreement to the Acquisition Sub, provided that this assignment and delegation shall not relieve Parent of its obligations under the Acquisition Agreement or the Shareholder Agreement. The Acquisition Sub hereby accepts such rights and assumes and agrees to become liable for and to perform all of such obligations.

                                 IN WITNESS WHEREOF, the parties have caused
this Assignment to be executed as of this 12th day of March, 1997.

                              MARRIOTT INTERNATIONAL, INC.


                              By:  /s/ William J. Shaw
                                 -------------------------------------
                                      William J. Shaw
                              Title:  Executive Vice President and
                                      President-Marriott Service Group


                              MARRIOTT RHG ACQUISITION B.V.


                              By:  /s/ Michael A. Stein
                                 -------------------------------------
                                      Michael A. Stein
                              Title:  Executive Director